EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS THIRD QUARTER 2001 RESULTS

Revenues Up 5% and
Net Income Up 14% Over Prior Year Quarter
Before Net Benefit Of Unusual Items

EPS for Third Quarter $.61 versus $.58 Last Year
Before Net Benefit of $.27 and $.72, respectively

       CHICAGO, November 6, 2001 – Bally Total Fitness Holding Corporation (NYSE:BFT) today reported its financial results for the third quarter of 2001, with net income of $18.2 million, up 14% over the prior year quarter, and diluted earnings per share for the quarter of $.61, before the net benefit of unusual items of $8.3 million ($.27 per diluted share). Net revenues increased 5% to $209.9 million, while operating income, exclusive of special charges for the quarter, was up 6% over the prior year to $16.1 million. Earnings before interest, taxes, depreciation and amortization, including finance charges earned ("EBITDA") for the 2001 quarter, exclusive of the impact of $6.7 million of special charges, was $52.2 million, a 6% improvement over 2000.

       "The third quarter was a uniquely challenging period for business," said Lee Hillman, chairman of the board, president and CEO of Bally Total Fitness. "While a number of obvious factors made this period one of the most difficult, Bally remained strong and resilient. Continued revenue and profit growth in our core operations and continued strength of our contracts receivable portfolio highlighted Bally’s performance this quarter. In October, new membership sales rebounded to levels above those experienced for the same month a year ago and personal training revenues reached an all time high. Our products and services businesses have continued to grow despite disruptions during September."

       "During this quarter, we also made progress on our goal to monetize our more than $500 million receivables portfolio, completing another bulk sale and reducing debt. In 2001, we have reduced debt by 15%, nearly $105 million, strengthening our financial position. We also made significant progress toward our long-term goal with a pending new agreement to replace our existing securitization facility. This new facility is expected to be completed in the coming weeks," Hillman added.

       "Also, in October, we announced a merger agreement with Crunch Fitness, the preeminent fitness brand serving the very important and fast-growing young, upscale, urban market segment. Crunch will give us terrific new positioning in exceptionally visible, high-growth markets, including New York, Los Angeles, Chicago, Atlanta, Miami and San Francisco. All in all, we have made a lot of progress in difficult times," Hillman concluded.

       In accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, the Company reviewed the likelihood of realizing the future benefit of its unrecognized tax loss carryforwards. Based on consistent and growing profitability over the past four years and reasonably expected continuation of these trends, the Company has now cumulatively reduced its valuation allowance against its loss carryforwards by $35 million. In the previous year quarter, the Company reduced its valuation allowance by $20 million and, based on continued improving results, a further unusual benefit was recorded to reduce the valuation allowance by an additional $15 million this period. Valuation allowances totaling more than $75 million remain and may be reversed benefiting results in future periods.

       As a result of the September 11th terrorist attacks, management estimates that net membership originations were reduced by as much as $4 million systemwide. In addition, the Company recorded $6.7 million of special charges of which $4.2 million were principally related to cancelled or reformatted marketing events and other direct or indirect costs from disruptions and shutdowns of various club operations and programs resulting from the tragedies. Special charges also include a one-time markdown of retail apparel in connection with management’s strategic repositioning of in-club retail stores, adding juice bars to replace slow moving, lower margin fashion apparel. Recent experience indicates retail revenue is nearly 35% greater and profits 60% higher from in-club stores that include a juice bar. The Company plans to double the number of in-club stores with juice bars from 100 to 200 over the next 12 months. Discontinued apparel has been marked down and is being sold to allow for the space requirements of the new juice bars.

Financial statement presentation change

       Consistent with the Company’s stated objectives and successful initiatives to divest a substantial portion of its member financing activities, the staff of the Securities and Exchange Commission ("SEC") requested the Company reformat its primary financial statements to simplify and clarify their presentation. The changes are merely reclassifications and have no effect on operating results, EBITDA or net income and do not change the Company’s revenue recognition methods previously set forth by the SEC in its Staff Accounting Bulletin 101. With this new format, finance charges earned are presented as nonoperating income and classified with interest expense. Together, these amounts demonstrate the low net leverage of the Company’s operations. Additionally, revenues and expenses are now reported net of deferral accounting to clarify the trend of earned membership revenues and the provision for bad debts has also been reclassified to directly offset membership revenues. Prior period presentations have been conformed to the new format.

Comparison of the three months ended September 30, 2001 and 2000

       Operating income for the third quarter of 2001, excluding the special charges, was $16.1 million compared to $15.1 million in 2000. This increase of $1.0 million (6%) was due to an $11.0 million (6%) increase in net revenue, offset by a $10.0 million (5%) increase in operating costs and expenses, including an increase in depreciation and amortization of $2.2 million. The EBITDA margin, before special charges, was 25%, unchanged from the year ago quarter. Operating income from products and services increased to $13.9 million from $10.5 million in the 2000 quarter, with an EBITDA margin of 37% in the 2001 quarter compared to 36% during the prior year period.

       The weighted-average number of fitness centers increased to 384 from 380 in the third quarter of 2000, an increase of 1%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands from 34 to 37. Net revenue from comparable fitness centers increased 4%. Membership revenue recognized was up $2.3 million (1%) over the prior year quarter. New membership units originated decreased by 1% over the prior year as a result of disruptions to sales activities brought about by the September 11th events. Management estimates that new membership units originated would have increased by as much as 2% absent these events. The weighted-average selling price of membership contracts sold decreased by 2% compared to last year as a result of the net addition of five clubs in markets that offer lower initiation fees due to statutory limits on initiation fees or length of finance term, and the continued availability of a selection of shorter-term and seasonal membership programs designed to attract incremental members with lower average initiation fees than the Company’s full membership plans. As a result, membership fees originated decreased by $4.6 million or 3% versus the prior year quarter. The provision for doubtful receivables combined with the provision for cancellations, both of which are now included as direct reductions of membership revenue, totaled 41% of the gross financed portion of originations for both periods. Dues revenues were comparable with prior periods, although management believes disruptions in mail services during September 2001 negatively impacted these amounts.

       Finance charges earned in excess of net interest costs totaled $2.5 million for the third quarter of 2001, an increase of $1.4 million over the 2000 period resulting from the aforementioned strategy of reducing the Company’s net borrowings, in part, through the sale of installment contracts receivable.

Comparison of the nine months ended September 30, 2001 and 2000

       Operating income for the first nine months of 2001, excluding the special third quarter charges, was $49.7 million compared to $43.1 million in 2000. This increase of $6.6 million (15%) was due to a $56.0 million (10%) increase in net revenue, offset by a $49.4 million (9%) increase in operating costs and expenses, including an increase in depreciation and amortization of $7.1 million. The EBITDA margin, before special charges, was 24% in both periods. Operating income from products and services increased to $41.1 million from $28.8 million in the first nine months of 2000, with an EBITDA margin of 37% in 2001 compared to 35% during the prior year period.

       The weighted-average number of fitness centers increased to 385 from 374 in the first nine months of 2000, an increase of 3%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands from 34 to 36. Net revenue from comparable fitness centers increased 7%. Membership revenue recognized increased 5% over the prior year period. New membership units originated increased by 1% over the prior year period, while the weighted-average selling price of membership contracts sold decreased 1% as a result of the net addition of five clubs in markets that offer lower initiation fees due to statutory limits on initiation fees or length of finance term, and the continued availability of a selection of shorter-term and seasonal membership programs. As a result, membership fees originated were essentially unchanged from the prior year. The provision for doubtful receivables combined with the provision for cancellations, both of which are now included as direct reductions of membership revenue, totaled 41% of the gross financed portion of originations for both periods. Dues revenues increased 6% during the first nine months of the year, despite disruptions in mail service during September 2001.

       Finance charges earned in excess of net interest costs totaled $7.5 million for the first nine months of 2001, an increase of $2.9 million over the 2000 period resulting from the aforementioned strategy of reducing the Company’s net borrowings, in part, through the sale of installment contracts receivable.

Cash Flow

       Cash flow from operating activities was $127.5 million for the first nine months in 2001 compared to $45.8 million in the 2000 period. The net effect of the bulk sales of receivables was to increase cash flow from operating activities during the first nine months of 2001 by $79.5 million. Exclusive of the receivable sales offset by the change in dues prepayments of $10.2 million during the period, cash flow from operating activities increased by 27%. Long-term debt outstanding has been reduced by $104.8 million since the start of 2001, a 15% reduction, while net debt (total debt, less net installment contracts receivable and cash), has been reduced by $80.1 million, a 67% reduction over the same period.

       As of September 30, 2001, the Company had drawn $14.5 million on its $100 million revolving credit line and had outstanding letters of credit totaling $5.1 million.

*     *     *     *     *

       Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately four million members and nearly 400 facilities located in 28 states and Canada. With more than 125 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to further discuss its results and respond to questions on the morning of November 6, 2001 at 11:00 am Eastern Time. Those interested may listen to this conference call via www.vcall.com or the Company’s website at www.ballyfitness.com.

###

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of our debt structure; risks related to acquisitions; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                             Three months ended
                                                                   September 30
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
Net revenues:
  Membership revenues                                  $  168,665    $  166,322
  Products and services                                    37,105        29,142
  Miscellaneous revenue                                     4,081         3,450
                                                       ----------    ----------
                                                          209,851       198,914
Operating costs and expenses:
  Fitness center operations                               121,992       119,455
  Products and services                                    23,241        18,686
  Member processing and collection centers                 10,718        10,517
  Advertising                                              11,512        11,339
  General and administrative                                7,151         6,854
  Special charges                                           6,700          --
  Depreciation and amortization                            19,155        16,954
                                                       ----------    ----------
                                                          200,469       183,805
                                                       ----------    ----------
Operating income                                            9,382        15,109

Finance charges earned                                     16,986        17,285
Interest expense                                          (14,606)      (16,680)
Other interest income                                         161           474
                                                       ----------    ----------
                                                            2,541         1,079
                                                       ----------    ----------
Income before income taxes                                 11,923        16,188
Income tax benefit                                         14,600        19,750
                                                       ----------    ----------
Net income                                             $   26,523    $   35,938
                                                       ==========    ==========

Basic earnings per common share                        $      .92    $     1.50
                                                       ==========    ==========
Average common shares outstanding                      28,703,778    24,001,923

Diluted earnings per common share                      $      .88    $     1.30
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 1,568,790 and 3,674,307 common
  equivalent shares in 2001 and 2000, respectively)    30,272,568    27,676,230

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                              Nine months ended
                                                                   September 30
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
Net revenues:
  Membership revenues                                  $  516,070    $  491,550
  Products and services                                   111,105        82,522
  Miscellaneous revenue                                    13,088        10,224
                                                       ----------    ----------
                                                          640,263       584,296

Operating costs and expenses:
  Fitness center operations                               368,549       346,522
  Products and services                                    69,998        53,720
  Member processing and collection centers                 31,697        32,102
  Advertising                                              43,929        40,249
  General and administrative                               21,350        20,673
  Special charges                                           6,700          --
  Depreciation and amortization                            55,036        47,901
                                                       ----------    ----------
                                                          597,259       541,167
                                                       ----------    ----------
Operating income                                           43,004        43,129

Finance charges earned                                     52,140        50,762
Interest expense                                          (45,239)      (47,500)
Other interest income                                         645         1,409
                                                       ----------    ----------
                                                            7,546         4,671
                                                       ----------    ----------
Income before income taxes                                 50,550        47,800
Income tax benefit                                         13,850        19,275
                                                       ----------    ----------
Net income                                             $   64,400    $   67,075
                                                       ==========    ==========

Basic earnings per common share                        $     2.35    $     2.82
                                                       ==========    ==========
Average common shares outstanding                      27,394,485    23,797,183

Diluted earnings per common share                      $     2.17    $     2.44
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 2,306,202 and 3,746,601 common
  equivalent shares in 2001 and 2000, respectively)    29,700,687    27,543,784

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)
                                                     September 30   December 31
                                                             2001          2000
                                                     ------------   -----------
                             ASSETS

Current assets:
  Cash and equivalents                                 $   13,860    $   13,074
  Installment contracts receivable, net                   268,153       286,053
  Other current assets                                     62,632        61,516
                                                       ----------    ----------
    Total current assets                                  344,645       360,643

Installment contracts receivable, net                     265,868       273,421
Property and equipment, less accumulated
  depreciation and amortization of
  $474,734 and $435,860                                   597,171       558,277
Intangible assets, less accumulated
  amortization of $78,201 and $72,071                     149,201       153,113
Deferred income taxes                                      63,628        68,115
Deferred membership origination costs                     115,925       114,129
Other assets                                               25,091        32,926
                                                       ----------    ----------
                                                       $1,561,529    $1,560,624
                                                       ==========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   53,593    $   54,819
  Income taxes payable                                      4,736         3,703
  Deferred income taxes                                    23,985        49,217
  Accrued liabilities                                      73,398        66,566
  Current maturities of long-term debt                     22,279        17,589
  Deferred revenues                                       297,616       306,493
                                                       ----------    ----------
    Total current liabilities                             475,607       498,387

Long-term debt, less current maturities                   564,881       674,349
Other liabilities                                           6,635         7,299
Deferred revenues                                          80,261        82,747
Stockholders' equity                                      434,145       297,842
                                                       ----------    ----------
                                                       $1,561,529    $1,560,624
                                                       ==========    ==========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)
                                                              Nine months ended
                                                                   September 30
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
Operating:
  Net income                                           $   64,400    $   67,075
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            57,800        51,174
    Change in operating assets and liabilities              5,259       (72,440)
                                                       ----------    ----------
  Cash provided by operating activities                   127,459        45,809

Investing:
  Purchases and construction of property and equipment    (67,101)      (77,851)
  Acquisitions of businesses and other                     (2,570)       (3,816)
                                                       ----------    ----------
  Cash used in investing activities                       (69,671)      (81,667)

Financing:
  Debt transactions -
    Net borrowings (repayments) under revolving
      credit agreement                                    (55,000)       36,500
    Net repayments of other long-term debt                (70,144)      (13,412)
                                                       ----------    ----------
  Cash provided by (used in) debt transactions           (125,144)       23,088

  Equity transactions -
    Proceeds from issuance of common stock
      through public offering                              53,827
    Proceeds from exercise of warrants                     11,609
    Proceeds from issuance of common stock under
      stock purchase and option plans                       2,706         1,721
                                                       ----------    ----------
  Cash provided by (used in) financing activities         (57,002)       24,809
                                                       ----------    ----------

Increase (decrease) in cash and equivalents                   786       (11,049)
Cash and equivalents, beginning of period                  13,074        23,450
                                                       ----------    ----------
Cash and equivalents, end of period                    $   13,860    $   12,401
                                                       ==========    ==========

Note to the Condensed Consolidated Balance Sheet (in thousands):

Installment contracts receivable

                                                     September 30   December 31
                                                             2001          2000
                                                     ------------   -----------
Current:
  Installment contracts receivable                     $  391,258    $  403,777
    Unearned finance charges                              (45,991)      (49,601)
    Allowance for doubtful receivables
      and cancellations                                   (77,114)      (68,123)
                                                       ----------    ----------
                                                       $  268,153    $  286,053
                                                       ==========    ==========

Long-term:
  Installment contracts receivable                     $  362,065    $  361,812
    Unearned finance charges                              (22,469)      (24,237)
    Allowance for doubtful receivables
      and cancellations                                   (73,728)      (64,154)
                                                       ----------    ----------
                                                       $  265,868    $  273,421
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                          Three months ended          Nine months ended
                                                September 30               September 30
                                   -------------------------  -------------------------
                                          2001          2000         2001          2000
                                   -----------   -----------  -----------   -----------

Balance at beginning of period     $   144,912   $   151,957  $   132,277   $   126,038
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries           (78,307)      (84,485)    (246,817)     (238,672)
Provision for cancellations             40,143        46,203      125,236       142,550
Provision for doubtful
  receivables                           44,094        40,368      140,146       124,127
                                   -----------   -----------  -----------   -----------

Balance at end of period           $   150,842   $   154,043  $   150,842   $   154,043
                                   ===========   ===========  ===========   ===========

###